Exhibit 10.2
SECOND AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AND CONSULTING AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND CONSULTING AGREEMENT (this “Second Amendment”) made as of the 25th day of August, 2010 by and between THOMAS VIERTEL, residing at 333 West 56th Street, Apt 11H, New York, NY 10019 (“Executive”), and PRESIDENTIAL REALTY CORPORATION, a Delaware corporation having offices at 180 South Broadway, White Plains, New York 10605 (the “Company”).
W I T N E S S E T H:
     WHEREAS, Executive and the Company entered into that certain Employment and Consulting Agreement, made January 31, 2005, as of January 1, 2004, which agreement was modified by a First Amendment dated January 3, 2006, then amended and restated as of December 12, 2007 and, as so amended and restated, modified by a letter agreement dated October 13, 2008 (collectively, the “Agreement”); and
     WHEREAS, the parties desire to modify the Agreement.
     NOW, THEREFORE, it is agreed by the parties as follows:
     1. All capitalized terms used in this Second Amendment and not otherwise defined shall have the meaning ascribed thereto in the Agreement.
     2. Notwithstanding anything in the Agreement to the contrary, in addition to any other basis for a termination of the Agreement in accordance with the terms thereof, the Agreement shall terminate on the earlier of (i) that date specified in a notice (the “Termination Notice”) given by the Company to Executive terminating the Agreement, provided that the Termination Notice may not be given prior to November 30, 2010 and the date of termination specified in the Termination Notice shall not be less than one (1) month from the giving of the Termination Notice, and (ii) that date (the “Liquidation Date”) that the Company’s assets are transferred to a liquidating trust (the earlier of (i) and (ii) above being hereinafter referred to as the “Termination Date”).
     3. Effective as of the Termination Date, the Term of the Agreement (which includes the Employment Term and the Consulting Term) shall end. Further, there shall be no Retirement Period and, accordingly, no Retirement Payments.
     4. (a) Subject to the following, as of the Termination Date, Executive shall have no further right to any compensation, fee or benefit from the Company, including but not limited to any salary, bonus, retirement payment, consulting payment, paid vacation, paid sick leave, fringe benefit, pension contribution (other than as described in Section 5 of this Second Amendment), insurance, or the use of an automobile, which would otherwise have been part of Executive’s compensation package under the Agreement had the same not been terminated (all of said items and/or the cost thereof being sometimes hereinafter referenced to as “Executive’s Overall Compensation”).
          (b) In consideration of the termination of Executive’s right to thereafter earn or receive any of Executive’s Overall Compensation, subject to the following, as of the Termination Date Executive shall be entitled to receive the sum of $745,400.00 (the “Lump Sum Amount”), payable in accordance with this Second Amendment. In addition, on the Termination Date, the Company shall sign over to Executive title to the automobile now owned by the Company and used by Executive in performing his duties as such, in its then “as is” condition, provided that if said automobile is damaged between the date hereof and the Termination Date and not repaired, the Company shall pay over to Executive any insurance proceeds received by the Company not used to repair the automobile, less the amount, if any, paid by the Company to provide Executive, in the interim, with a temporary replacement automobile.
     5. (a) At any time hereafter that the Company’s quarterly financial statement reflects that the amount (the “Net Available Cash Amount”) by which the sum of the Company’s (i) cash, (ii) cash equivalents, and (iii) marketable securities, exceeds the sum of (x) the Company’s potential liability for the cost of environmental clean-up at Maple Tree Industrial Park, located in Palmer, Massachusetts, as reflected on said financial statement, and (y) unescrowed tenant security deposits held by the Company, by more than $2,000,000.00, within ten (10) days following the issuance of said financial statement the Company shall apply the amount by which the Net Available Cash Amount exceeds $2,000,000.00 to satisfy any underfunding in the Company’s Defined Benefit Plan (the “Plan”) which then exists until the Plan is deemed fully-funded. Notwithstanding the foregoing, if at any time following the Liquidation Date the Company’s quarterly financial statement reflects that the Net Available Cash Amount exceeds $1,500,000.00, within ten (10) days thereafter the Company shall apply the amount by which the Net Available Cash Amount exceeds $1,500,000.00 to satisfy any underfunding of the Plan which then exists until the Plan is deemed fully-funded.
          (b) When the Plan has been fully-funded in accordance with the foregoing, the Company shall cause the Plan to be terminated and the proceeds thereof distributed to the participants therein in accordance with their respective allocable share thereof.
     6. The Lump Sum Amount shall be paid as follows:
          (a) On the first day of the first full calendar month following the Termination Date, and on each of the next seventeen (17) monthly anniversaries thereof, the Company shall pay Executive the sum of Nine Thousand Five Hundred and 00/100 ($9,500.00) Dollars, and on each subsequent monthly anniversary (following the aforesaid seventeen (17) monthly anniversaries), the Company shall pay Executive the sum of Ten Thousand and No/100 ($10,000.00) Dollars, in each case by check, subject to collection, sent to Executive at the address for Executive first set forth above or any other address designated by Executive by notice given to the Company in accordance with the Agreement, provided that any such monthly payment shall not exceed the amount of the Lump Sum Amount then outstanding.
          (b) When the Plan has been fully-funded in accordance with Section 5 of this Second Amendment, at any time thereafter that the Company’s quarterly financial statement reflects that the Net Available Cash Amount exceeds $2,000,000.00 or, following the Liquidation Date, exceeds $1,500,000.00, within ten (10) days following the issuance of said financial statement the Company shall pay to Executive the lesser of (i) 29.06% of the amount by which the Net Available Cash Amount exceeds $2,000,000.00 or $1,500,000.00, as the case may be, and (ii) the Lump Sum Amount then remaining due and owing.

     7. In the event the Company has terminated the Agreement in accordance with this Second Amendment and the Lump Sum Amount has not been paid in full in accordance with Section 6 of this Second Amendment, at any time following the Liquidation Date that all liabilities of the Company have been satisfied other than those remaining under the Agreement, that certain Employment Agreement between the Company and Steve H. Baruch, and that certain Employment Agreement between the Company and Jeffrey F. Joseph, the Company shall apply any remaining assets of the Company to (i) first satisfy any underfunding of the Plan that then exists until the Plan is deemed fully-funded (at which time the Plan shall be terminated), and (ii) then up to 29.06% of the balance on account of the remaining unpaid Lump Sum Amount.
     8. Until such time that the Company has both (a) fully-funded the Plan in accordance with this Second Amendment, and (b) if the Agreement has been terminated in accordance with this Second Amendment, paid the Lump Sum Amount in full, the Company shall not pay any dividends to shareholders of the Company except as may be required to maintain the Company’s status as a real estate investment trust.
     9. Should the Company elect to terminate the Agreement in accordance with the terms of this Second Amendment, for a period of eighteen (18) months following the Termination Date, Executive shall render to the Company such consulting services as Executive would have been obligated to provide to the Company in accordance with the Agreement during the Consulting Term.
     10. Except as specifically provided in this Second Amendment, the Agreement shall remain unmodified and in full force and effect.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.

COMPANY: PRESIDENTIAL REALTY CORPORATION
By:	/s/ Robert Feder
Robert Feder
Chairman of the Board of Directors

EXECUTIVE:
By:	/s/ Thomas Viertel
Thomas Viertel